                                                                 Exhibit (a)(1)


                     OFFER TO CANCEL ALL OUTSTANDING OPTIONS
                    WITH AN EXERCISE PRICE OF $12.25 OR MORE
                                    FOR CASH
                                       BY
                               FRANKLIN COVEY CO.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., MOUNTAIN TIME, ON APRIL 12, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         Franklin Covey is offering to cancel all outstanding options to purchase shares of our common stock that have an exercise price of $12.25 or more for an amount payable in cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. At least 50% of the cash amount will be payable promptly following the completion of the offer. The balance of the cash amount for each tendered option will be payable in accordance with the vesting schedule of your options, as set forth in Schedule A to this offer to cancel. We will not accept partial tenders. You must tender all of your options or none of your options.

                        --------------------------------

         THIS OFFER TO CANCEL IS NOT CONDITIONED UPON A MINIMUM NUMBER OF OPTIONS BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5.

                        --------------------------------

                                    IMPORTANT

         Any holder of options desiring to tender his or her options for cancellation should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, mail or otherwise deliver it and any other required documents to Franklin Covey, and deliver the option agreement(s) evidencing your options to Franklin Covey along with the letter of transmittal at our address set forth on the back cover of this offer to cancel.

                        --------------------------------

         NEITHER FRANKLIN COVEY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS. EXCEPT FOR DOUGLAS G. SMITH, FRANKLIN COVEY HAS BEEN ADVISED THAT ALL OF OUR EXECUTIVE OFFICERS, INCLUDING THOSE THAT ARE ALSO DIRECTORS, INTEND TO TENDER OPTIONS PURSUANT TO THIS OFFER. NON-EMPLOYEE DIRECTORS DO NOT HAVE OPTIONS.

                        --------------------------------

         The common stock issuable upon exercise of the options is listed and principally traded on the New York Stock Exchange (the "NYSE") under the symbol "FC." On March 13, 2000, the last trading day prior to the making of this offer, the last reported sale price of the common stock on the NYSE Composite Tape was $8.4375 per share. You are urged to obtain current market prices for the common stock.

                        --------------------------------

         Questions or requests for assistance or for additional copies of this offer to cancel, the letter of transmittal, or other offer materials may be directed to Richard Putnam, our Director of Investor Relations, at (801) 817-7134.

FRANKLIN COVEY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS FOR CANCELLATION PURSUANT TO THIS OFFER TO CANCEL. FRANKLIN COVEY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO CANCEL OTHER THAN THOSE CONTAINED IN THIS OFFER TO CANCEL OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FRANKLIN COVEY.

                        --------------------------------

         This offer to cancel is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options therein would not be in compliance with the laws of such jurisdiction. However, Franklin Covey may, at its discretion, take such action as we may deem necessary for us to make the offer in any such jurisdiction and extend this offer to optionholders in such jurisdiction.

                        --------------------------------

                                TABLE OF CONTENTS


                                                                                                                 PAGE
SUMMARY TERM SHEET..................................................................................................1

INTRODUCTION........................................................................................................3

THE OFFER...........................................................................................................5
         1.   Number of Options; Expiration Date....................................................................5
         2.   Procedure for Tendering Options.......................................................................5
         3.   Withdrawal Rights.....................................................................................6
         4.   Acceptance for Cancellation of Options and Payment of Cash............................................6
         5.   Conditions of the Offer...............................................................................7
         6.   Price Range of Common Stock Underlying the Options....................................................8
         7.   Purpose of the Offer..................................................................................9
         8.   Information Concerning Franklin Covey.................................................................9
         9.   Source and Amount of Funds...........................................................................10
         10.  Interests of Directors and Officers; Transactions and Agreements Concerning the Options..............10
         11.  Federal Income Tax Considerations....................................................................10
         12.  Legal Matters; Regulatory Approvals..................................................................11
         13.  Extension of Tender Period; Termination; Amendments..................................................11
         14.  Fees and Expenses....................................................................................12
         15.  Additional Information...............................................................................12

                               SUMMARY TERM SHEET


         We are offering to cancel all outstanding options to purchase shares of our common stock that have an exercise price of $12.25 or more. The following are some of the questions that you, as an optionholder, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this offer to cancel and the accompanying letter of transmittal.

WHAT WILL I RECEIVE IF I DECIDE TO TENDER MY OPTIONS FOR CANCELLATION?

         We will pay you cash in the amount and at the times set forth on Schedule A.

WHEN WILL I RECEIVE PAYMENT FOR MY CANCELED OPTIONS?

         If your options to purchase shares of common stock are fully vested and exercisable as of the date of this offer to cancel, or if you are a not a current employee of Franklin Covey (whether or not your options are fully vested and exercisable as of the date of this offer to cancel), you will receive the full cash amount for your options as set forth on Schedule A as soon as practicable after the expiration of this offer to cancel ("payment date").

         If you are a current employee of Franklin Covey and your options to purchase shares of common stock are not fully vested as of the date of this offer to cancel, you will receive 100% of the cash amount applicable to your vested options plus 50% of the cash amount applicable to your unvested options, in each case on the payment date. The balance of the cash amount will be payable to you on the date or dates your options would have become vested and exercisable had they not been canceled, provided that you are still an employee of Franklin Covey on the applicable vesting dates. See Schedule A. If you are not still an employee of Franklin Covey on the applicable vesting date, you will not receive the balance otherwise payable on that date or any future date.

         No interest will accrue and no interest will be paid on any portion of the cash amount payable, regardless of when paid. See Section 4. Amounts payable subsequent to the payment date will be general, unsecured obligations of Franklin Covey.

DO I HAVE TO TENDER ALL OF MY OPTIONS?

         Yes. We will not accept partial tenders. You must tender all of your options or none of your options. See Section 2.

DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         We have sufficient cash on hand to make payment on all of the options tendered in this offer to cancel. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

         You will have at least until 5:00 p.m., Mountain standard time, on April 12, 2000, the "expiration date," to decide whether to tender your options in this offer to cancel.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

         If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Mountain standard time, on the day after the date on which the offer was previously scheduled to expire. See Section 13.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

         This offer to cancel is not conditioned on a minimum number of options being tendered. However, the offer is subject to a number of other conditions. See Section 5.

HOW DO I TENDER MY OPTIONS?

         To tender an option for cancellation you must deliver your option agreement(s) together with a properly completed and duly executed letter of transmittal and any other required documents to us at the address set forth on the back cover of this offer to cancel no later than the expiration date.

HOW DO I WITHDRAW PREVIOUSLY TENDERED OPTIONS AND UNTIL WHAT TIME CAN I WITHDRAW THEM?

         You can withdraw previously tendered options at any time until the expiration date. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Once withdrawn, you may retender options only by again following one of the delivery procedures described in Section 2. See Section 3.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You can call Richard Putnam, our Director of Investor Relations, at
(801) 817-7134.

TO THE HOLDERS OF OPTIONS TO PURCHASE COMMON STOCK
OF FRANKLIN COVEY WITH AN EXERCISE PRICE OF $12.25 OR MORE:


                                  INTRODUCTION


SUMMARY TERMS OF THE OFFER

         Franklin Covey hereby offers to cancel all outstanding options to purchase shares of our common stock that have an exercise price of $12.25 or more for an amount payable in cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (which together constitute the "offer"). The amount of cash for each tendered option will be payable in accordance with the vesting schedule of your options, as set forth in Schedule A to this offer to cancel. We will accept for cancellation all options validly tendered and not properly withdrawn on or prior to the expiration date. However, we will not accept partial tenders. You must tender all of your options or none of your options.

         This offer is not conditioned upon any minimum number of options being tendered. The offer is, however, subject to a number of other conditions. See
Section 5. We reserve the right (but are not obligated) to waive any or all such conditions, other than those that are legally mandated.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OPTIONS FOR CANCELLATION.

GENERAL INFORMATION

         As of the date of this offer to cancel, we had issued and outstanding options to purchase 3,934,214 shares of our common stock issued under our various benefit and/or incentive compensation plans, of which options to purchase 2,542,262 shares of our common stock have an exercise price of $12.25 or more. The options that we are offering to purchase represent 100% of the options issued and outstanding as of such date that have an exercise price of $12.25 or more.

         The common stock issuable upon exercise of the options is listed and principally traded on the NYSE under the symbol "FC." On March 13, 2000, the last reported sale price of the common stock was $8.4375 per share. Optionholders are urged to obtain current market prices for the common stock. See Section 6.

         All options accepted by us pursuant to this offer will be cancelled. See Section 4.

FORWARD-LOOKING INFORMATION

         This document contains and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements herein and in our annual and quarterly reports under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

         These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

         o unanticipated developments in the integration of acquired or merged businesses;
         o        management of growth;
         o        dependence on products and services;

         o        the rate and consumer acceptance of new product introductions;
         o        competition;
         o        the number and nature of customers and their product orders;
         o        pricing;
         o        pending and threatened litigation; and
         o other risk factors, some of which are described below, and others of which may be detailed from time to time in our press releases, reports to shareholders and our filings with the Securities and Exchange Commission, or SEC.

These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from that contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this offer to cancel.

                                    THE OFFER


1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions described herein and in the accompanying letter of transmittal, we will accept for cancellation, and will cancel, all options to purchase shares of our common stock that have an exercise price of $12.25 or more and that are validly tendered on or prior to the expiration date and which are not properly withdrawn in accordance with
Section 3. We will not accept partial tenders. You must tender all of your options or none of your options. The later of 5:00 P.M., Mountain standard time, on April 12, 2000 or the latest time and date to which the offer is extended, is referred to herein as the "expiration date." This offer is not conditioned on any minimum number of options being tendered. If your options are accepted for cancellation, you will be entitled to receive a cash payment in the amount set forth on Schedule A to this offer to cancel. At least 50% of the cash amount will be payable promptly following the completion of the offer. The balance of the cash amount for each tendered option will be payable in accordance with the vesting schedule of your options, as set forth in Schedule A to this offer to cancel. See Section 4.

         Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to change the terms of this offer to cancel. This offer to cancel will be extended until the expiration of ten business days from the date of publication of notice if:

         o we increase or decrease the amount of cash to be paid for options tendered for cancellation; and

         o the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Mountain standard time. There can be no assurance, however, that we will exercise our right to extend this offer to cancel.

2.       PROCEDURE FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS. To validly tender options for cancellation pursuant to this offer a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, including your option agreement(s) evidencing the options to be tendered, must be received by us at our address set forth on the back cover of this offer to cancel prior to the expiration date.

         THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         No interest will accrue and no interest will be paid on the cash amount payable to you, regardless of:

         o the date you receive any portion of the cash amount pursuant to the vesting schedule;

         o        any extension of the offer; or

         o        any delay in making any payment.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for cancellation and payment will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for cancellation and payment of or cancellation and payment for which may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we nor any other person incur any liability for failure to give any such notice.

         LOST, STOLEN, DESTROYED OR MUTILATED OPTION AGREEMENTS EVIDENCING THE TENDERED OPTIONS. If your option agreement evidencing the options to be tendered has been lost, stolen, destroyed or mutilated, you must complete the box captioned "Description of Options Tendered" on the letter of transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement. You must then contact us to ascertain the steps that must be taken to replace the option agreement evidencing the options to be tendered. In order to avoid delay, you should contact Richard Putnam, our Director of Investor Relations, at (801) 817-7134.

3.       WITHDRAWAL RIGHTS.

         Tenders of options made pursuant to this offer to cancel may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after May 10, 2000 unless they have been previously accepted for cancellation as provided in this offer to cancel. If we extend the period of time during which the offer is open, we are delayed in accepting for payment or paying for options or we are unable to accept for cancellation and payment or pay for options pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may retain all options tendered, and tendered options may not be withdrawn, except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of this offer to cancel. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the back cover of this offer to cancel and must specify the name of the person who tendered the options to be withdrawn and the number of options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of this offer. However, withdrawn options may be retendered by again following one of the procedures described in Section 2 at any time prior to the expiration date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither Franklin Covey nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       ACCEPTANCE FOR CANCELLATION OF OPTIONS AND PAYMENT OF CASH.

         Upon the terms and subject to the conditions of this offer to cancel and as promptly as practicable after the expiration date, we will accept for cancellation all options validly tendered.

         If your options to purchase shares of common stock are fully vested and exercisable as of the date of this offer to cancel, or if you are a not a current employee of Franklin Covey (whether or not your options are fully vested and exercisable as of the date of this offer to cancel), you will receive the full cash amount for your options as set forth on Schedule A as soon as practicable after the expiration of this offer to cancel ("payment date").

         If you are a current employee of Franklin Covey and your options to purchase shares of common stock are not fully vested as of the date of this offer to cancel, you will receive 100% of the cash amount applicable to your vested options plus 50% of the cash amount applicable to your unvested options, in each case on the payment date. The balance of the cash amount will be payable to you on the date or dates your options would have become vested and exercisable had they not been canceled, provided that you are still an employee of Franklin Covey on the applicable vesting dates. See Schedule A. If you are not still an employee of Franklin Covey on the applicable vesting date, you will not receive the balance otherwise payable on that date or any future date.

         For purposes of the offer, we will be deemed to have accepted for cancellation and payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release.

         Under no circumstances will interest accrue or be paid on amounts to be paid to tendering optionholders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment.

         PAYMENTS MADE SUBSEQUENT TO THE PAYMENT DATE IN ACCORDANCE WITH THE VESTING SCHEDULE SET FORTH ON SCHEDULE A TO THIS OFFER TO CANCEL WILL BE GENERAL, UNSECURED OBLIGATIONS OF FRANKLIN COVEY.

5.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of this offer to cancel, we will not be required to accept for cancellation, or make any payment with respect to, any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of options) the acceptance for cancellation of options tendered, if at any time on or after April 12, 2000 and at or before acceptance for cancellation and payment of any options any of the following shall have occurred:

                  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the cancellation of options by us pursuant to this offer or otherwise in any manner relates to or affects the offer or
         (ii) in our sole judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business or materially impair the offer's contemplated benefits to us;

                  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of this offer,
         (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the options, (iii) materially impair the contemplated benefits of this offer to us or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of Franklin Covey or any of our subsidiaries;

                  (c) it shall have been publicly disclosed or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of common stock underlying the options whether through the acquisition, directly or indirectly, of our capital stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to March 1, 2000 or (ii) any such person or group that on or prior to March 1, 2000 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire whether through the acquisition shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of common stock underlying the options representing 2% or more of the outstanding shares of common stock underlying the options;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline or increase in the market price of the shares of our common stock, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the options, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our sole judgment, a material acceleration or worsening thereof;

                  (e) a tender or exchange offer with respect to some or all of the options or our common stock (other than this offer), or a merger, acquisition or other business combination proposal for our Company, shall have been proposed, announced or made by any person;

                  (f) there shall have occurred any event or events that have resulted, or may in our sole judgment result, in an actual or threatened change in the business, condition (financial or other), income, operations, option ownership or prospects of Franklin Covey and our subsidiaries, taken as a whole; or

                  (g) there shall have occurred any decline in the Dow Jones Industrial Average or the Standard & Poor's Composite 500 Stock Index by an amount in excess of 10% measured from the close of business on March 1, 2000;

and, in our sole judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for cancellation and payment.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion, whether or not any other condition of the offer is also waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

6.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         The common stock issuable upon exercise of the options is listed and principally traded on the NYSE under the symbol "FC." The following table sets forth the high and low sales prices of the common stock on the NYSE Composite Tape for the fiscal quarters indicated:

                                                                                       HIGH*                      LOW*
Fiscal Year Ended August 31, 1998:
    Quarter ended November 30, 1997..............................................     $28.1250                 $21.1250
    Quarter ended February 28, 1998..............................................      24.6875                  20.7500
    Quarter ended May 31, 1998...................................................      25.7500                  19.2500
    Quarter ended August 31, 1998................................................      21.1250                  18.5625
Fiscal Year Ended August 31, 1999:
    Quarter ended November 30, 1998..............................................      20.1875                  17.7500
    Quarter ended February 27, 1999..............................................      19.0625                  11.8750
    Quarter ended May 29, 1999...................................................      12.2500                   8.8750
    Quarter ended August 31, 1999................................................       9.8750                   5.9375
Fiscal Year Ending August 31, 2000:
    Quarter ended November 30, 1999..............................................       8.7500                   7.1250
    Quarter ended February 29, 2000..............................................      10.5000                   6.8125
    Quarter ended May 31, 2000 (through March 13, 2000)..........................       9.0000                   7.7500

o This information was obtained from The Wall Street Journal, and we believe such information to be accurate.

         On March 13, 2000, the last full NYSE trading day prior to the making of this offer to cancel, the last reported sale price of the common stock underlying the options on the NYSE Composite Tape was $8.4375 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE COMMON STOCK.

7.       PURPOSE OF THE OFFER.

         We believe that many of our outstanding options, though currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current market price, effectively making them unlikely to be exercised. By making this offer to cancel and instituting other forms of incentive and option plans for which our current employees will be able to realize the intended benefits, we expect to be able to provide better performance incentives to these employees and thereby maximize shareholder value.

         Except as disclosed in this offer to cancel, we have no plans or proposals which relate to or would result in:

         o the acquisition by any person of any of our securities or the disposition of any of our securities;
         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Franklin Covey or any of our subsidiaries;
         o a sale or transfer of a material amount of our or our subsidiaries' assets;
         o        any change in our present board of directors or management;
         o any material change in our present dividend rate or policy, or our indebtedness or capitalization;
         o any other material change in our corporate structure or business;
         o any change in our Restated Certificate of Incorporation or By-laws, as amended, or any actions which may impede the acquisition of control of Franklin Covey by any person;
         o a class of equity securities being delisted from a national securities exchange;
         o a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
         o        the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Exchange Act.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER TO CANCEL AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION.

8.       INFORMATION CONCERNING FRANKLIN COVEY.

         GENERAL. We are a professional services firm that provides management solutions in four main areas:

               o  Time Management;
               o  Leadership Skills;
               o  Communication Skills; and
               o  Sales Skills Management.

         We provide tools and services to professionals and organizations through training seminars, our 125 retail stores, catalog operations and through the Internet at www.franklincovey.com. Our products include the popular Franklin Planner, best selling books such as 7 Habits of Highly Effective People and functional electronic tools such as 3Com's Palm planning device. Our services include consulting, assessment measurement and training to help professionals and organizations become more effective.

         Our principal executive offices are located at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and our telephone number is (801) 817-7134.

         BUSINESS STRATEGY. In an effort to increase shareholder value, we had been pursuing a two-part strategy seeking to improve our results of operations through increased efficiencies and increased leverage through borrowings and common share repurchases. Despite these efforts, the market price of our common stock declined during 1998 and 1999. In mid-1999, we adopted a new, long-term growth strategy predicated on substantial investments in our core businesses to maintain our position as an industry leader in providing solutions for personal and organizational effectiveness. Although we believe that we have the industry's best individual and organizational productivity content, learning processes and implementation tools, we believe that there are opportunities to develop new products and delivery channels to meet the changing needs of our customers and to expand our geographic reach. In addition, we believe that there are acquisition opportunities in complementary businesses. Accordingly, in June 1999, we issued 750,000 Series A preferred shares to Knowledge Capital and in November 1999 we conducted a rights offering to purchase additional shares of our Series A Preferred Stock to holders of our common stock as of November 8, 1999. Both offerings raised an aggregate of $79.2 million to provide us with the initial capital base to pursue this strategy.

         We are in the process of further refining our growth strategy and improving the efficiency of our operations. Our objective is to create a plan that will produce sustainable long-term growth and build shareholder value. In this regard, on October 12, 1999, we announced a strategic realignment and organizational restructuring of our core businesses to lay strategic, operational, organizational and financial foundations for profitable growth. The restructuring aligns our products, services and channels to focus our resources on providing integrated solutions to individuals and organizations.

9.       SOURCE AND AMOUNT OF FUNDS.

         Assuming we cancel all of our outstanding options that have an exercise price of $12.25 or more pursuant to the offer, the aggregate cash consideration to be paid (assuming all outstanding options for which this offer is being made fully vest and are accepted for payment) will be approximately $7.3 million (excluding estimated fees and expenses). We anticipate financing the cash consideration payable to tendering optionholders for the cancellation of options pursuant to this offer to cancel and the payment of related fees and expenses from available cash.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE OPTIONS.

         Except as described in the next paragraph, neither Franklin Covey, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 business days prior to the date of this offer to cancel.

         On January 6, 2000, Don J. Johnson purchased 1,500 shares of our common stock at a price of $8.05 per share. On February 10, 2000, Steven Wheelwright, certain members of his family and related trusts purchased an aggregate of 15,800 shares of our common stock at prices ranging from $9.75 per share to $10.00 per share.

         Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our option plans, and restricted share awards granted from time to time to certain of our employees (including executive officers) pursuant to our incentive compensation programs and except as otherwise described herein, neither Franklin Covey nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

11.      FEDERAL INCOME TAX CONSIDERATIONS.

         GENERAL. The following summary of certain federal income tax consequences of the cancellation of options pursuant to this offer to cancel is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from this offer to cancel or the cancellation of options pursuant to this offer to cancel.

         The cash amounts paid to optionholders who tender options for cancellation is taxed as ordinary compensation income of the optionholders in the year received. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. To the extent that a tendering optionholder recognizes ordinary income, we would be entitled to a corresponding federal income tax deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code; and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply.

         INCENTIVE STOCK OPTIONS. Certain of the options subject to this offer to cancel are intended to qualify as "incentive stock options." In order for a holder of incentive stock options to receive certain favorable tax treatment with respect to shares of common stock obtained through the exercise of those options, several statutory requirements must be satisfied. One of these requirements is that the stock subject to the incentive stock option be held by the optionholder following exercise of the option for two years after the date the option was granted or, if later, one year after the option is exercised (the "statutory holding period").

         If the holder of an incentive stock option does not tender the incentive stock option pursuant to this offer to cancel, the statutory holding period for that option will begin on the date of the offer. This is because the offer is treated as the grant of a new incentive stock option for purposes of the statutory holding period requirements. Therefore, in order to be eligible for favorable tax treatment, the holder of the incentive stock option must hold any stock purchased on exercise of the option for two years after the date of this offer or, if later, one year after the option is exercised.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF THIS OFFER TO CANCEL OR A CANCELLATION PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING OPTIONHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. OPTIONHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF CANCELLATION MADE BY THEM PURSUANT TO THE OFFER.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our cancellation of options as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation by us of options as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we will be required to delay the acceptance for payment of, or payment for, options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for cancellation, and make any payment in respect of, any options are subject to a number of conditions. See Section 5.

13.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

         We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which this offer to cancel is open by giving oral or written notice of such extension to the optionholders. There can be no assurance, however, that we will exercise our right to extend this offer. During any such extension, all options previously tendered will remain subject to the offer, except to the extent that such options may be withdrawn as set forth in Section 3. We also expressly reserve the right, in our sole discretion, (a) to terminate the offer and not accept for payment any options not theretofore accepted for payment or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires us either to pay the consideration offered or to return the options tendered promptly after the termination or withdrawal of the offer, to postpone payment for options upon the occurrence of any of the conditions specified in
Section 5 hereof by giving oral or written notice of such termination to the optionholders by making a public announcement thereof and (b) at any time or from time to time amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 a.m., Mountain standard time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the options in this offer or in documents furnished subsequent thereto will be disseminated to holders of options in compliance with Rule 13e-4(e)(2) promulgated by the SEC under the Exchange Act.

         If we materially change the terms of this offer to cancel or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in the amount of the consent payment or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of options a notice that we will (a) increase or decrease the amount of the consideration payable or (b) increase (except for an increase not exceeding 2% of the outstanding subject options) or decrease the percentage of subject options sought.

14.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to cancel.

15.      ADDITIONAL INFORMATION.

         We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and also are available for inspection and copying at the regional offices of the commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, such as us. The SEC's Web site address is http://www.sec.gov. Information regarding Franklin Covey may also be obtained at the offices of The New York Stock Exchange, 20 Broad Street, New York, NY 10005.

         The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

         o        Annual Report on Form 10-K for the year ended August 31, 1999;
         o Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999; and
         o Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the expiration of the offer.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

         The information contained in this offer to cancel about Franklin Covey should be read in conjunction with the information contained in the documents incorporated by reference.

         We will provide without charge to each person to whom a copy of this offer to cancel is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Franklin Covey, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119,
Attention: Richard Putnam (telephone: (801) 817-7134). In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by April 5, 2000.

         This offer to cancel constitutes part of an Issuer Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this offer to cancel.


                                                FRANKLIN COVEY CO.


March 14, 2000

                                    SCHEDULE A

                                                                                                           Future Unvested Payout-
                            Outstanding Options    Black Scholes  Value of Options      Current Payout           per Option
                           ----------------------  -------------  ----------------  --------------------  --------------------------
     Option                                        Option  Total                           Unvested        In 1  In 2   In 3   In 4
Name  Date  Shares  Price  Vested  Unvested  Total Value   Value  Vested  Unvested  Vested   50%    Total  Year  Years  Years  Years
---- ------ ------  -----  ------  --------  ----- ------  -----  ------  --------  ------ -------- -----  ----  -----  -----  -----




------------------------------------------------------------------------------------------------------------------------------------
Totals
====================================================================================================================================


================================================================================


                                 OFFER TO CANCEL


                             ALL OUTSTANDING OPTIONS


                    WITH AN EXERCISE PRICE OF $12.25 OR MORE


                                       OF


                               FRANKLIN COVEY CO.




                                ----------------


Any questions or requests for assistance or additional copies of any documents incorporated by reference into the prospectus may be directed to Richard Putnam, our Director of Investor Relations, at Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119, telephone (801) 817-7134.


                                ----------------



                                 March 14, 2000